Exhibit 10.10.6

SEPARATION AGREEMENT & FULL WAIVER & RELEASE

This Separation Agreement & Full Waiver and Release of all Claims (the “Agreement”) is made and entered into by and between Gatos Silver, Inc., (hereinafter “Company”) and Rodrigo Monroy (hereinafter “Employee”), jointly referred to as the “Parties”.

RECITALS

A.	Employee is General Counsel for the Company and is employed as an at-will employee.
B.	Employee signed an Employment Agreement with the Company on or about February 8, 2021 with a start date of April 1, 2021 (the “Employment Agreement”), which is attached as Exhibit A to this Agreement.
C.

Employee executed the Nonqualified Stock Option Agreements and the Performance Share Unit Master Frame Agreement detailed on Exhibit B on the dates stated therein, which are subject to the Company’s Amended and Restated Long-Term Incentive Plan (the “Equity Agreements”).

D.

The Company has informed Employee that it is exercising its right under Paragraph 4(a) of the Employment Agreement to terminate Employee without Cause. Employee acknowledges that the Company provided him with notice and reason for his termination at least ten (10) calendar days prior to the effective date of his termination all in compliance with Paragraph 1 of his Employment Agreement. Employee understands and acknowledges that his last day of employment will be November 30, 2022.

E.	Employee and the Company desire to document the separation of the Employee from the Company and to end their employment relationship in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows, effective as of the Effective Date (as defined in Section 5):

1.Separation from the Company and end of the Employment Relationship.

a.

Separation Date. Employee’s employment relationship with the Company will terminate on November 30, 2022 (the “Separation Date”). Employee agrees to fully perform all of his duties including assisting with the transition of his successor through Employee’s last day of employment.

b.	Separation Payments and Benefits. Upon separation from the Company, Employee shall be entitled to the following payments and benefits:
i.

The Company shall pay Employee any Base Salary for work performed in 2022 that has not been paid as of the Separation Date; any accrued but unused vacation in accordance with Company policy; and all business expenses that were incurred and not reimbursed but eligible for reimbursement (collectively, the “Accrued Obligations”) less any withholdings and other deductions required by law. These accrued obligations will be paid to Employee in accordance with state law and are not contingent on Employee signing this Agreement.

ii.

Employee shall be entitled to a pro-rata award of the outstanding PSUs granted pursuant to the Performance Share Unit Master Frame Agreement, calculated at the end of the performance period based on the actual performance during the performance period. The proration will be made based on the number of days of service completed by the Employee during the performance period over the total number of days in the performance period (1,096). The prorated PSUs, if any, will be delivered at the same time as PSUs are delivered to other participants. The PSUs, if any, will be delivered regardless of whether Employee signs this Agreement.

iii.

Pursuant to the Nonqualified Stock Option Agreements set forth on Exhibit B, the outstanding stock options granted pursuant to the Nonqualified Stock Option Agreements shall immediately vest and become exercisable in accordancewiththetermsandconditionsofthe Nonqualified Stock Option Agreements.

iv.

Subject to the Employee timely signing and returning an executed version of this Agreement to the Company within 60 calendar days of receipt of this Agreement and not revoking it within the 7 calendar day revocation period, the Company will pay the Employee the following additional benefits that he would not otherwise be entitled to:

a.

an amount equal to twelve (12) months of the Employee’s Base Salary ($300,000.00), (“Severance Payment”) in a lump sum less applicable withholdings and other deductions required by law within sixty (60) calendar days after expiration of the seven (7) day revocation period, assuming Employee has timely signed and returned this Agreement and not revoked his signature.

b.

a lump sum payment equal to $43,149.13 (the “Additional Lump Sum”), in lieu of the continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provided pursuant to Section 4(a) of Employee’s Employment Agreement. The Company does not intend to maintain medical coverage for twelve months and may not be required to provide COBRA coverage. The parties agree that this lump sum payment is intended to serve as an alternative arrangement in lieu of the COBRA benefits provided by the Employment Agreement. To the extent the Company is required to offer Employee with COBRA continuation coverage, Employee may elect such coverage and will be responsible for all applicable premiums. The Additional Lump Sum, less applicable withholdings and other deductions required by law, will be paid within sixty (60) calendar days after expiration of the seven (7) day revocation period, assuming Employee has timely signed and returned this Agreement and not revoked his signature

c.

the Company shall also pay Employee a prorated amount of the 2022 calendar year Annual Bonus (as such term is defined in the Employment Agreement) (the “ProRata Bonus”) at the target level. The parties agree that the value of the ProRata Bonus is $165,000. The ProRata Bonus, less applicable withholdings and other deductions required by law, will be paid in a single lump sum within sixty (60) calendar days after expiration of the seven (7) day revocation period, assuming Employee has timely signed and returned this Agreement and not revoked his signature. This amount is payable in full regardless of whether and to what extent the Company pays a 2022 Annual Bonus to other employees.

d.

the Company shall provide Employee with outplacement assistance for a period of up to six (6) months beginning within fifteen (15) calendar days after expiration of the seven (7) day revocation period, assuming Employee has timely signed and returned this Agreement and not revoked his signature. Such outplacement assistance shall be provided through an outside consultant selected by the Company, in its discretion.

e.	For the avoidance of doubt, all payments due pursuant to this Section 1(b)(iv) shall be paid prior to March 15, 2023.
v.	Employee shall resign from all positions with the Company, including any of its parent, subsidiary, or affiliate companies, effective as of the Separation Date.
c.

Adequate Consideration. The Parties agree that this Agreement is supported by adequate consideration based on the mutual covenants and promises set forth herein. Moreover, Employee acknowledges that the Severance Payment, the Additional Lump

Sum, the ProRata Bonus, and the outplacement assistance provided pursuant to this Agreement is provided solely as consideration for the mutual promises set forth in this Agreement.

d.

No Other Payments. Except as provided herein, Employee acknowledges that no other compensation, wages, payment, bonus, accelerator, reimbursement, equity awards, vesting or benefit of any nature whatsoever is due and owing by the Company to Employee. Employee represents that he has previously reported all hours worked for the Company in strict accordance with Company policy and that he is not owed any salary, reimbursement, or compensation for any hours worked. Employee further represents that, as of the Effective Date, he has previously been reimbursed for all expenses and costs for which the company is or may be responsible.

e.

Reporting. Employee acknowledges and agrees that as a public company, the Company, may have certain reporting or disclosure obligations relating to the parties, Employee’s title or status, or the fulfillment of the parties’ respective rights and obligations as provided for in this Agreement or pursuant to Employee’s employment with the Company. Employee acknowledges and agrees that the Company shall make whatever report or disclosure it believes is required by law or is reasonably prudent. Employee further acknowledges and agrees that the Company makes no representation or warranty regarding the form, substance, or timing of any such report or disclosure, or the number of reports or disclosures it may decide to make.

2.Release of Claims by Employee.

a.

In exchange for the consideration provided in this Agreement, Employee, for himself and his heirs, executors, representatives, agents, and assigns, hereby irrevocably and unconditionally fully and forever waives, releases, and discharges the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (both individually and collectively, the “Released Parties”), from any and all claims, liabilities, charges, obligations, demands, grievances, lawsuits, causes of action, attorney fees, costs, and liabilities of any kind or nature whatsoever, including without limitation claims for contribution, subrogation, or indemnification, whether known or unknown (collectively, “Claims”), which Employee may have or has ever had as of the Effective Date against the Released Parties in any way related to any way related to the Employee’s hire, benefits, employment, termination, or separation from employment with the Company (the “Released Claims”).

b.

The Released Claims include, but are not limited to any and all claims arising under federal, state, or local employment, civil rights, labor, wage and hour, wage payment, back pay or similar laws, including, without limitation, claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, whistle-blowing or liability in tort, common law claims, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981- 1988, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, and all other federal, state or local statutes, ordinances, and regulations. Employee understands that the Released Claims include a release of claims arising under the Age Discrimination in Employment Act.

c.

Provided, however, notwithstanding anything to the contrary set forth herein, this Section 2 shall not (i) extend to any obligations of the Company under this Agreement or any claims that cannot be waived under applicable law; (ii) prohibit any claims by Employee for unemployment insurance benefits or worker’s compensation benefits; (iii) prohibit Employee from filing charges with the Equal Employment Opportunity Commission or state anti-discrimination agencies for violation of state or federal employment laws within the jurisdiction of those agencies, except that Employee does specifically waive

Employee’s right to personal monetary recovery in connection with such charges; (iv) eliminate any vested rights that Employee may have under any employee pension or welfare benefit plan in which he participated as an employee of the Company; and/or (v) prohibit Employee’s participation in the Company’s employee health benefit plan, as allowed by COBRA and the terms, conditions, and limitations of the plan. In addition, notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21 F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes- Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

3.Release of Claims by Company. In consideration of the promises made by Employee in this Agreement, the Company agrees to fully and forever release and discharge Employee from any and all debts, claims, demands, damages, actions, administrative complaints or charges, and causes of action of any kind whatsoever, whether known or unknown or unforeseen occurring at any time prior to or contemporaneous with the execution of this Agreement, including without limitation those arising out of, or in any way related to, Employee’s employment by Company and the separation of that employment.

4.Consideration Period. The Company provided this Agreement to Employee on October 18, 2022. Employee has sixty (60) calendar days to consider whether to sign this Agreement and return the signed agreement to Dale Andres at the following address 8400 E Crescent Pkwy, Suite 600, Greenwood Village, CO 80111 or via PDF to dandres@gatossilver.com. Employee may not sign this Agreement prior to his last day of employment. Changes to this Agreement, whether material or immaterial, do not restart the running of this consideration period. If Employee fails to execute this Agreement within the sixty (60) day period, this Agreement becomes null and void.

5.Seven Day Revocation Period. Following execution of this Agreement, Employee shall have seven (7) calendar days to revoke this Agreement. To be effective, the revocation must be in writing, signed by Employee, and delivered to 8400 Crescent Parkway, Suite 600, Greenwood Village, CO 80111 or emailed to

dandres@gatossilver.com on or before 5 p.m. MDT of the 7th day. This Agreement shall become effective on the eighth (8th) day following execution of this Agreement (the “Effective Date”). If Employee revokes this Agreement, Employee shall not be eligible to receive any compensation or benefits that are consideration for this Agreement and the Company shall have no obligations hereunder.

6.Employee Representations. Employee warrants and represents that he has not filed any claims, complaints, or actions of any kind against the Company with any court or local, state or federal government agency; that he has been properly paid for all hours worked for the Company; that he has received all salary, wages, commissions, bonuses, and other compensation due to the Employee; and that he has not engaged in any unlawful conduct relating to the business of the Company. Employee also confirms that he has made no sexual harassment allegations against the Company.

Nothing in this Agreement prohibits or restricts Employee from filing a charge or complaint with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal or state regulatory authority (collectively, “Agencies”). Employee further understands that this Agreement does not limit his ability to communicate with any of the Agencies or otherwise participate in any investigation or proceeding that may be conducted by any of the Agencies in connection with reporting a possible securities law violation without notice to the Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to any securities regulatory agency or authority.

7.Confidentiality and Non-Solicitation. In accordance with Employee’s obligations under Sections 5 of the Employment Agreement, Employee covenants and represents that he has returned to the Company all Confidential Information as that term is defined in his Employment Agreement. Employee also understands that his confidentiality and non-solicitation obligations pursuant to Section 5 of the Employment Agreement expressly survive the termination of Employee’s employment with the Company.

8.Confidential Agreement. Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to (i) his spouse or partner, legal counsel, and financial or tax advisor, upon condition that each such person be advised by him of his confidentiality obligations hereunder and that any disclosure by such person will be deemed a disclosure by Employee; (ii) as required by validly issued subpoena, court order, or federal or state law or regulation; or (iii) in legal proceedings for breach of or to enforce the terms of this Agreement.

9.Non-disparagement. Employee agrees that he shall not do or say anything that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill, good reputation, and/or business opportunities of the Released Parties or their business, products, services, or personal lives. This obligation shall include, but shall not be limited to, refraining from making negative statements about the Released Parties or their methods of doing business, the effectiveness of their business policies, or the quality of any of their products, services or personnel. This section also expressly includes the making or publication of such statements on any social media platform, regardless of whether the statements are accessible to the general public or limited to “friends” or others to whom Employee has expressly granted access. This is a continuing obligation that shall survive this Agreement.

Nothing in this Section 9 shall restrict Employee’s right to file any charge with or cooperate in any investigation conducted by the Agencies, as set forth more fully in Section 6 above, or is intended to preclude or dissuade Employee from engaging in legally protected activities protected by state and federal law, including the National Labor Relations Act or federal securities laws, including the Dodd-Frank Act, to the extent such rights cannot be waived by agreement.

10.Breach. Employee acknowledges and understands that (a) the provisions of Sections 8 and 9; (b) the provisions of Section 5 of the Employment Agreement are each material terms of this Agreement and that the Company would not be willing to enter into this Agreement, or the Employment Agreement without such provisions. Therefore, if Employee breaches the terms of Sections 8 or 9 of this Agreement; or Section 5 of the Employment Agreement, then Employee acknowledges and agrees that the Company, in its sole discretion, may exercise any remedies available to Company under the law or otherwise. In addition, Employee acknowledges that he will remain liable for any actual damages suffered by any of the Released Parties arising from or relating to his breach of the aforementioned sections.

11.Remedies. In the event of a breach or threatened breach by either Party of any of the provisions of this Agreement, the Parties hereby consent and agree that the other Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not instead of, legal remedies, monetary damages, or other available relief.

12.Confirmation of Prior Agreements. Notwithstanding anything in this Agreement to the contrary, Employee understands and agrees that nothing in this Agreement shall alter, limit, or void the respective rights and obligations of the parties under the Equity Agreements; the sections that survive termination of the Employment Agreement or any other agreement entered into between Employee and the Company prior to the date hereof. Any covenants in those prior agreements that were designed to restrict Employee’s actions during employment or that were intended to survive separation of employment shall continue in full force and effect, including without limitation the non-solicitation, and confidentiality provisions of any of those prior agreements.

13.Not an Admission. This Agreement is not an admission by any party hereto that either has violated any contract, law, or regulation. Rather, the Parties have entered into this Agreement with the intention to avoid disputes and any attendant inconvenience and expense.

14.Entire Document. With the exception of the Equity Agreements and those provisions of Employee’s Employment Agreement that survive Employee’s separation, this Agreement is the entire, integrated agreement between the parties regarding the subject matter of this Agreement. No other promises or agreements regarding the subject matter of this Agreement have been made to either Employee or the Company.. In electing to sign this Agreement, neither the Employee nor the Company has relied on any representation or promise, whether oral or written, not specifically set forth in this Agreement.

15.No Assignment of Claims. Employee represents that he has not made, and will not make, any assignment of Claim(s) released by this Agreement and that no other person or entity had or has any interest in any Claim(s) released by Employee under this Agreement. Employee agrees to indemnify and hold harmless the Company from any and all claims, demands, expenses, costs, attorneys’ fees, and causes of action asserted by any person or entity due to a violation of this non- assignment provision.

16.Miscellaneous. This Agreement shall be governed by the laws of the State of Colorado. Notwithstanding any Colorado statutory or case law to the contrary, this Agreement may not be modified except by a document signed by a duly authorized representative of the Company and the Employee, whether or not such claimed modification is supported by separate consideration. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver of, or consent to, any subsequent breach of this Agreement on the part of the other party. In addition, no course of dealing between the parties, nor any delay in exercising any rights or remedies hereunder or otherwise, shall operate as a waiver of any of the rights or remedies of the parties. This Agreement shall inure to and bind the heirs, devisees, executors, administrators, personal representatives, successors, and assigns, as applicable, of the respective parties hereto.

Subject to Section 11, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. If the matter has not been resolved within fifteen (15) calendar days of a Party’s request for negotiation, either Party may initiate proceedings or arbitration only as provided herein. If any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof has not been resolved by negotiation, such dispute shall be settled by binding arbitration in accordance with the then current rules of JAMS by a single independent and impartial arbitrator who is located in Denver, Colorado. The arbitrator selected must have an expertise in the matter(s) in dispute. Each party shall bear her/its own fees and costs; the fees, costs and all administrative expenses of arbitration shall be borne equally by the Company and the Employee. The Parties understand and agree that the arbitration is subject to the rules of JAMS; that the arbitrator’s decision and award shall be final and binding as to all claims that were, or could have been, raised in arbitration; and that judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. Any award rendered hereunder shall include an award of attorneys’ fees and costs, including the arbitrator’s fee, but shall not include punitive damages. The statute of limitations of the State of Colorado are applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration.

17.Severability. The provisions of the Agreement are severable. If any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, the other provisions shall remain fully valid and enforceable. Such a finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

18.Knowing and Voluntary Execution. Employee acknowledges that Company has specifically recommended that he seek the advice of legal counsel of his choosing to review the terms and conditions of this Agreement and Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement and to the extent that he has deemed appropriate, he has sought the advice of legal counsel, and that he is voluntarily and knowingly entering into it.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or other electronically delivered copies of signature pages to this Agreement shall be treated between the parties as original signatures for all purposes.

This Agreement was provided to Employee on October 18, 2022. WARNING: This Agreement may not be signed by Employee prior to

Employee’s last day of employment with the Company.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement knowingly and voluntarily intending to be legally bound by its terms.

Gatos Silver Inc		Rodrigo Monroy, Employee

By:	Dale Andres

Title:	Chief Executive Officer	Signature:

Date:	Oct 18, 2022	Date:	December 16, 2022

Exhibit A – Employment Agreement

Exhibit B – Equity Agreements